                                                                    EXHIBIT 99.1


                    IDEX REPORTS THIRD QUARTER 2005 RESULTS;
             8% ORGANIC SALES GROWTH AND 23% INCREASE IN NET INCOME

NORTHBROOK, IL, October 20-IDEX Corporation (NYSE:IEX) today announced its financial results for the three months ended September 30, 2005. Orders were up 10 percent, sales increased 8 percent and net income rose 23 percent to $28.5 million. Diluted earnings per share were 54 cents versus 44 cents in the year-ago period.

THIRD QUARTER 2005 HIGHLIGHTS

     o Orders were $258.9 million, 10 percent higher than a year ago; base business orders, excluding foreign currency translation, were also up 10 percent.

     o Sales of $257.9 million rose 8 percent; base business sales, excluding foreign currency translation, were also up 8 percent.

     o Operating margins at 18.1 percent were 130 basis points higher than a year ago and 40 basis points higher sequentially.

     o   Net income increased 23 percent to $28.5 million.

     o Diluted EPS at 54 cents was 10 cents ahead of the third quarter of 2004.

     o EBITDA of $53.9 million was 21 percent of sales and covered interest expense by more than 15 times.

     o   Debt-to-total capitalization was 17 percent.

     o   Free cash flow was strong at $43.4 million and 1.5 times net income.

     o Operational excellence initiatives continue to fuel product innovation to drive growth.

--------------------------------------------------------------------------------
"We are pleased with our results for the third quarter and first nine months of 2005. Our business units continue to deliver profitable sales growth as a result of new technology and market initiatives and our unrelenting commitment to operational excellence. The organic sales growth during the quarter was led by Pump Products at 11 percent and Engineered Products at 6 percent. Organic sales growth in Dispensing was 1 percent. Within Dispensing, demand remained strong in North America and was offset by the impact of continued unfavorable economic conditions in Europe. As we move forward, we are focused on the voice of our customer, while using the powerful combination of continuous process improvement and new product innovation to drive our future performance."

                                           Lawrence D. Kingsley
                                           President and Chief Executive Officer
--------------------------------------------------------------------------------

THIRD QUARTER FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

                                                                               FOR THE QUARTER ENDED
                                                               SEPTEMBER 30                                  June 30
                                                           2005           2004          Change         2005           Change
                                                           ----           ----          ------         ----           ------
ORDERS WRITTEN                                           $ 258.9         $ 235.0          10%         $ 272.0           (5%)
SALES                                                      257.9           237.6           8            271.8           (5)
OPERATING INCOME                                            46.6            40.0          17             48.1           (3)
OPERATING MARGIN                                            18.1%           16.8%        130 bp          17.7%         40 bp
NET INCOME                                               $  28.5         $  23.2          23%         $  28.9           (1%)
DILUTED EPS                                                  .54             .44          23              .55           (2)

OTHER DATA
         - Income before Taxes                           $  43.2         $  35.7          21%         $  44.6           (3%)
         - Depreciation and Amortization                     7.2             7.9         (10)             7.8           (8)
         - Interest                                          3.5             3.9          (8)             3.8           (7)
         - EBITDA                                           53.9            47.5          14             56.2           (4)
         - Cash Flow from Operating Activities              48.7            42.0          16             36.9           32
         - Capital Expenditures                              5.3             5.0           5              6.2          (14)
         - Free Cash Flow                                   43.4            37.0          17             30.7           41

Q3 ORDERS, SALES, NET INCOME AND EPS UP YEAR-OVER-YEAR
New orders in the quarter totaled $258.9 million, 10 percent higher than the same period in 2004 and down 5 percent sequentially due to seasonal order patterns. Base business orders also were up 10 percent as European currency rates contributed little to orders. As of September 30, 2005, the company had an unfilled order backlog of just over one month's sales.

Sales in the third quarter of $257.9 million rose 8 percent from the prior year period and were down 5 percent from the second quarter of 2005 due to seasonal order patterns. Base business shipments also grew 8 percent as European currency rates contributed little to sales. Base business sales grew 10 percent domestically and 6 percent internationally during the quarter. Sales to international customers from base businesses represented approximately 42 percent of total sales for the third quarter of 2005 versus 43 percent in the year-ago quarter.

Third quarter 2005 operating margin of 18.1 percent of sales was 130 basis points higher than the third quarter of 2004 and 40 basis points ahead of the second quarter of 2005. Third quarter 2005 gross margin of 40.3 percent of sales was 30 basis points higher than last year's third quarter. This improvement reflects volume leverage and savings realized from the company's Six Sigma, Lean Manufacturing and global sourcing initiatives. Selling, general and administrative (SG&A) expense as a percent of sales decreased 100 basis points from the third quarter of 2004 to 22.2 percent. Total SG&A expenses increased due primarily to higher volume.

Net income of $28.5 million increased 23 percent over the third quarter of 2004. Diluted earnings per share of 54 cents improved 10 cents from the third quarter of 2004.

YEAR-TO-DATE FINANCIAL RESULTS
(In millions, except per share amounts and percentages)

                                                           NINE  MONTHS ENDED SEPTEMBER 30
                                                            2005        2004          Change
                                                            ----        ----          ------
ORDERS WRITTEN                                            $797.5       $703.6           13%
SALES                                                      781.7        685.7           14
OPERATING INCOME                                           135.5        111.1           22
OPERATING MARGIN                                            17.3%        16.2%         110 bp
NET INCOME                                                 $81.1        $63.7          27%
DILUTED EPS                                                 1.54         1.23           25

OTHER DATA
      -  Income before Taxes                              $124.8       $ 99.5           25%
      -  Depreciation and Amortization                      22.9         23.3          (2)
      -  Interest                                           11.2         10.9            3
      -  EBITDA                                            158.9        133.7           19
      -  Cash Flow from Operating Activities               101.9         94.2            8
      -  Capital Expenditures                               17.2         14.8           16
      -  Free Cash Flow                                     84.7         79.4            7

YEAR-TO-DATE ORDERS, SALES, NET INCOME AND EPS AHEAD OF LAST YEAR
New orders for the first nine months totaled $797.5 million, 13 percent higher than the first nine months of last year. Excluding the impact of foreign currency translation and acquisitions, orders were 9 percent higher in the first nine months of 2005 than in 2004.

Sales for the first nine months of 2005 increased 14 percent to $781.7 million. Base business sales rose 10 percent, acquisitions accounted for a 3 percent improvement, and foreign currency translation added 1 percent. Base business sales grew 12 percent domestically and were up 7 percent internationally during the first nine months of 2005. Sales to international customers from base businesses represented approximately 44 percent of total sales for the first nine months of 2005 versus 45 percent in the same period last year.

Year-to-date operating margins were 17.3 percent, 110 basis points higher than the 16.2 percent reported in the prior-year period. This improvement reflects a 50 basis point improvement in gross margin to 40.6 percent, resulting mainly from volume leverage and the company's global sourcing, Six Sigma and Lean Manufacturing initiatives. Selling, general and administrative expenses as a percent of sales of 23.3 percent decreased by 60 basis points from the first nine months of 2004. Higher total SG&A expenses reflect acquisitions, volume-related expenses, and reinvestment in the business to drive organic growth.

Year-to-date net income of $81.1 million increased 27 percent compared to 2004. Diluted earnings per share of $1.54 rose 31 cents, or 25 percent, from the $1.23 per share recorded for the first nine months of 2004.

SEGMENT RESULTS
Pump Products sales of $158.6 million reflect an 11 percent base business increase. Operating margin of 19.5 percent represented a 100 basis point improvement compared with the third quarter of 2004.

Dispensing Equipment sales of $40.9 million rose 2 percent, reflecting a 1 percent increase in base business growth and 1 percent favorable foreign currency translation. Operating margin of 19.3 percent represented a 90 basis point improvement compared to the year-ago quarter.

Sales of Other Engineered Products during the third quarter of $59.4 million reflect 6 percent base business growth. Operating margin of 25.2 percent represented a 290 basis point improvement compared with the year-ago quarter.

Year-to-date, the Pump Products Group contributed 59 percent of sales and 53 percent of operating income; the Dispensing Equipment Group accounted for 19 percent of sales and 21 percent of operating income; and Other Engineered Products represented 22 percent of sales and 26 percent of operating income.

STRONG FINANCIAL POSITION
IDEX ended the third quarter with total assets of $1.2 billion and working capital of $156.1 million. Total debt decreased $64.5 million during the first nine months of 2005 to $160.8 million. Free cash flow (cash flow from operating activities less capital expenditures) for the first nine months of 2005 was $84.7 million. Year-to-date, EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $158.9 million (20 percent of sales) and covered interest expense by more than 14 times. Debt-to-total capitalization at September 30, 2005, was 17 percent.

PROGRESS CONTINUES ON OPERATIONAL EXCELLENCE AND INNOVATION INITIATIVES
"We're driving operational excellence to reduce cost, improve efficiency and leverage our plant investment," Kingsley said. "Our ongoing commitment to operational excellence enables us to better serve the needs of our customers and expand margins, while focusing on product innovation to drive future growth. To date, 22 IDEX business units have completed training in the use of our new mixed model manufacturing and business process tools.

"We're pleased with our progress applying these more advanced tools," Kingsley continued. "Our margin expansion is evidence that our operational excellence strategy is working. Third quarter operating margin improved to 18.1 percent, 130 basis points ahead of last year's third quarter. Year-to-date savings from our operational excellence tools of Lean and Six Sigma totaled $7.9 million. Through the first nine months of 2005, the net savings from our global sourcing initiatives totaled $9.9 million, a reduction of 25 percent over prior sources."

2005 OUTLOOK
"We are encouraged by our recent performance and focused on delivering consistent, sustainable sales and earnings growth," Kingsley said. "Our emphasis on new product innovation and continuous process improvement is clearly delivering top- and bottom-line growth. Our growth capability, coupled with our developing know-how for applying the most advanced mixed model operational excellence tools, will continue to enhance our ability to drive operating performance. As we move into the final quarter of 2005, we remain well positioned to meet our customers' emerging needs for applied engineering solutions anywhere in the world."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET
IDEX will broadcast its third quarter earnings conference call over the Internet on Thursday, October 20, 2005 at 1:30 p.m. CDT. President and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the presentation, which will be carried live on its Web site at www.idexcorp.com. Those who wish to listen should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct application at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 using conference ID #1252311.

A NOTE ON EBITDA AND FREE CASH FLOW
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX
IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps and metering products, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools and engineered band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

          FOR FURTHER INFORMATION ON IDEX CORPORATION AND ITS BUSINESS
                       UNITS, VISIT THE COMPANY'S WEB SITE
                              AT WWW.IDEXCORP.COM.

                                IDEX CORPORATION
                 Condensed Statements of Consolidated Operations
                     (in thousands except per share amounts)

                                                              THIRD QUARTER ENDED                 NINE MONTHS ENDED
                                                               SEPTEMBER 30, (a)                  SEPTEMBER 30, (a)
                                                            2005           2004                2005             2004

-----------------------------------------------------------------------------------------------------------------------
NET SALES                                                 $ 257,930        $ 237,557        $  781,746       $  685,747
COST OF SALES                                               153,886          142,568           464,096          411,105
-----------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                104,044           94,989           317,650          274,642
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                 57,395           55,028           182,174          163,581
-----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                             46,649           39,961           135,476          111,061
OTHER INCOME (EXPENSE) - NET                                    141             (384)              516             (608)
INTEREST EXPENSE                                              3,548            3,856            11,233           10,911
-----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                   43,242           35,721           124,759           99,542
PROVISION FOR INCOME TAXES                                   14,727           12,502            43,666           35,797
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $  28,515        $  23,219        $   81,093       $   63,745
=======================================================================================================================


EARNINGS PER COMMON SHARE:

BASIC EARNINGS PER COMMON SHARE                           $     .55        $     .46        $     1.59       $     1.28

DILUTED EARNINGS PER COMMON SHARE                         $     .54        $     .44        $     1.54       $     1.23
=======================================================================================================================


SHARE DATA:

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING             51,618           50,293            51,087           49,943

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING           53,071           52,400            52,503           51,837
=======================================================================================================================


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                           SEPTEMBER 30,    DECEMBER 31,
                                                                                              2005 (a)        2004 (a)
------------------------------------------------------------------------------------------------------------------------

ASSETS
  CURRENT ASSETS
    CASH AND CASH EQUIVALENTS                                                               $   33,662       $    7,274
    RECEIVABLES - NET                                                                          141,684          119,567
    INVENTORIES                                                                                129,390          126,978
    OTHER CURRENT ASSETS                                                                         8,905            7,419
------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                                     313,641          261,238
  PROPERTY, PLANT AND EQUIPMENT - NET                                                          146,720          155,602
  GOODWILL - NET                                                                               694,077          713,619
  INTANGIBLE ASSETS - NET                                                                       28,790           29,545
  OTHER NONCURRENT ASSETS                                                                       28,470           26,288
------------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                          $1,211,698       $1,186,292
========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    TRADE ACCOUNTS PAYABLE                                                                  $   76,813       $   71,405
    DIVIDENDS PAYABLE                                                                            6,268            6,105
    ACCRUED EXPENSES                                                                            74,449           70,745
------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                                157,530          148,255
  LONG-TERM DEBT                                                                               160,780          225,317
  OTHER NONCURRENT LIABILITIES                                                                 102,703           99,115
------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                                        421,013          472,687
  SHAREHOLDERS' EQUITY                                                                         790,685          713,605
------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $ 1,211,698       $1,186,292
========================================================================================================================

         SEE FOLLOWING PAGE FOR NOTES TO CONDENSED FINANCIAL STATEMENTS.

                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                              THIRD QUARTER ENDED             NINE MONTHS ENDED
                                                SEPTEMBER 30, (a)             SEPTEMBER 30, (a)
                                             2005             2004           2005            2004
----------------------------------------------------------------------------------------------------
PUMP PRODUCTS
  NET SALES                                $158,621        $142,358        $463,219        $397,539
  OPERATING INCOME (b)                       30,895          26,284          83,639          68,234
  OPERATING MARGIN                             19.5%           18.5%           18.1%           17.2%
  DEPRECIATION AND AMORTIZATION            $  3,898        $  4,290        $ 12,078        $ 12,467
  CAPITAL EXPENDITURES                        3,100           3,234          10,791           9,835

DISPENSING EQUIPMENT
  NET SALES                                $ 40,936        $ 40,028        $145,380        $127,546
  OPERATING INCOME (b)                        7,882           7,348          32,690          26,590
  OPERATING MARGIN                             19.3%           18.4%           22.5%           20.8%
  DEPRECIATION AND AMORTIZATION            $  1,257        $  1,384        $  3,853        $  4,218
  CAPITAL EXPENDITURES                        1,012             545           2,866           1,961

OTHER ENGINEERED PRODUCTS
  NET SALES                                $ 59,388        $ 56,005        $176,159        $162,889
  OPERATING INCOME (b)                       14,972          12,501          40,521          34,052
  OPERATING MARGIN                             25.2%           22.3%           23.0%           20.9%
  DEPRECIATION AND AMORTIZATION            $  1,297        $  1,546        $  4,348        $  4,649
  CAPITAL EXPENDITURES                          854             940           2,640           2,462

COMPANY
  NET SALES                                $257,930        $237,557        $781,746        $685,747
  OPERATING INCOME                           46,649          39,961         135,476         111,061
  OPERATING MARGIN                             18.1%           16.8%           17.3%           16.2%
  DEPRECIATION AND AMORTIZATION (c)        $  7,194        $  7,950        $ 22,855        $ 23,335
  CAPITAL EXPENDITURES                        5,287           5,046          17,154          14,805
----------------------------------------------------------------------------------------------------

(a) THIRD QUARTER DATA INCLUDES ACQUISITION OF DINGLEE (JULY 2004) IN THE OTHER ENGINEERED PRODUCTS GROUP FROM THE DATE OF ACQUISITION WHILE THE NINE MONTH DATA INCLUDES DINGLEE AS WELL AS THE ACQUISITIONS OF SYSTEC (APRIL 2004) AND SCIVEX (MAY 2004) IN THE PUMP PRODUCTS GROUP FROM THE DATES OF ACQUISITION.

(b) GROUP OPERATING INCOME EXCLUDES UNALLOCATED CORPORATE OPERATING EXPENSES.

(c) EXCLUDES AMORTIZATION OF DEBT ISSUANCE EXPENSES.